SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under Rule 14a-12

WEGENER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

CONTACT:
C. Troy Woodbury, Jr. Treasurer and Chief Financial Officer WEGENER Corporation (770) 814-4015 FAX (770) 623-9648 info@wegener.com	Susan Stillings / Patricia Sturms Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

WEGENER RESPONDS TO RADYNE’S FILING
PRELIMINARY PROXY MATERIAL TO SOLICIT CONSENTS

(May 14, 2003) – Duluth, Georgia – Wegener Corporation (Nasdaq: WGNR) today gave the following statements in response to Radyne ComStream Inc.’s (Nasdaq: RADN) filing of preliminary proxy materials to solicit consents from Wegener stockholders in an attempt to nearly triple the size of the Wegener board of directors to 15 members and to elect nine of its own nominees to constitute a majority of the Wegener board:

“Radyne’s latest maneuver is not a surprise. Wegener anticipated that Radyne would have to resort to a consent solicitation in order to attempt to gain control of the Company at what the Wegener Board believes is a grossly inadequate and unfair price. In addition, we believe that Radyne is trying to overcome the Wegener Board’s resolute opposition to selling the Company at this time when new products are just coming to market. Wegener’s Board believes this is a last ditch effort to take control of the Company. The Radyne filing states that ‘If these measures do not pass, we will likely abandon our cash tender offer ....’

“Wegener stockholders are entitled to have a board that is fully committed to acting in their best interests – and not in the best interests of Radyne stockholders. We intend to file materials with the SEC in opposition to Radyne’s consent solicitation.”

Wegener and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to Radyne’s consent solicitation. The participants in this solicitation may include the directors and executive officers of Wegener (Robert A. Placek, C. Troy Woodbury, Jr., Joe K. Parks, Thomas G. Elliot, Wendell H. Bailey, Ned L. Mountain, and James T. Traicoff). As of the date of this communication, the foregoing participants own the following percentages of Wegener’s outstanding common stock: Robert A. Placek, 15.5%; C. Troy Woodbury, Jr., 1.7%; Joe K. Parks, Thomas G. Elliot, Wendell H. Bailey, Ned L. Mountain, and James T. Traicoff: less than 1.0% individually and in the aggregate.

WEGENER INTENDS TO BUT HAS NOT YET FILED PROXY MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION IN OPPOSITION TO RADYNE’S CONSENT SOLICITATION. WEGENER STOCKHOLDERS ARE URGED TO READ WEGENER’S PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL

CONTAIN IMPORTANT INFORMATION. YOU MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT, WHEN AVAILABLE, BY ACCESSING THE SEC’S WEB SITE AT WWW.SEC.GOV., OR THE COMPANY’S WEB SITE AT WWW.WEGENER.COM. STOCKHOLDERS MAY ALSO OBTAIN, WITHOUT CHARGE, A COPY OF WEGENER’S PROXY STATEMENT, WHEN AVAILABLE, BY CALLING WEGENER’S INFORMATION AGENT, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834 OR COLLECT AT (212) 750-5833. IN ADDITION, YOU MAY OBTAIN COPIES OF WEGENER’S PROXY STATEMENT, WHEN AVAILABLE, FROM THE PARTICIPANTS NAMED ABOVE.

ABOUT WEGENER COMMUNICATIONS

WEGENER is an international provider of digital solutions for IP data, video and audio networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music, and satellite paging. COMPEL®, WEGENER’s patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL® network control capability is integrated into WEGENER digital satellite receivers such as the revolutionary iPUMP® and MediaPlan®. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN and iPUMP are registered trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release contains statements which are forward-looking within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995. The statements include those relating to revenues and earnings anticipated from the operation of the company’s business plan and the introduction of a new suite of products with significant commercial potential including, but not limited to iPUMP®, MediaPlan® and COMPEL®. These statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of the Company’s new products, development of additional business for the Wegener digital and analog video and audio transmission product lines, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during 2003 and beyond, and the success of Wegener’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s Annual Report on Form 10-K. The Company intends that such forward-looking statements are subject to the safe harbors created therefore. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected or inferred results. Forward-looking statements speak only as of the date the statement was made. Wegener Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements.

# # #